EXHIBIT 99.1

REMARK MEDIA ANNOUNCES $20 MILLION AT-THE-MARKET FIRM COMMITMENT
STOCK PURCHASE AGREEMENT WITH ASPIRE CAPITAL

Initial Purchase of $1,000,000 for $4.50 per Share

LAS VEGAS, November 9, 2016 -- Remark Media, Inc. (“Remark”; Nasdaq: MARK), a global digital media technology company, announced it has entered into a $20 million common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire”), a Chicago-based institutional investor. Under the terms of the purchase agreement, Aspire has made an initial purchase of $1 million of Remark’s common stock at $4.50 per share, which represents a 13.6% premium over the $3.96 closing stock price at November 8, 2016. In addition, Aspire has committed to purchase up to an additional $19 million of Remark’s common stock over the next 30 months, based on prevailing market prices at the time of each sale.

Kai-Shing Tao, Remark’s Chairman and CEO, stated, “Our agreement with Aspire Capital provides additional strength and flexibility to our balance sheet on favorable terms from a leading institutional investor, enabling us to continue executing on our growth strategy. Through our partnership with Alibaba and other data providers, and our ability to leverage synergies across our portfolio, this agreement will help us expand our footprint as a leading global digital media technology company with next-level data intelligence.”

“We are impressed with Remark Media’s ability to put together such a unique portfolio of digital media properties including Vegas.com and the FansTang asset it obtained from China Branding Group. In addition, the company’s investments in ShareCare and KanKan represent significant upside, and management’s focus on the millennial demographic make this a compelling investment opportunity,” commented Erik J. Brown, a Principal of Aspire Capital.

Under the purchase agreement, Remark will control the timing and amount of any sale of common shares to Aspire. Aspire has no right to require Remark to make any sales, but is obligated to make purchases as Remark directs, in accordance with the terms of the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. Remark may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty. A detailed description of the transaction will be included in Remark’s Current Report on Form 8-K to be filed with the SEC.

About Remark Media, Inc.
Remark Media, Inc. (Nasdaq: MARK) owns, operates and acquires innovative digital media properties across multiple verticals that deliver culturally relevant, dynamic content that attracts and engages users on a global scale.  The company leverages its unique digital media assets to target the Millennial demographic, which provides it with access to fast-growing, lucrative markets.  The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company’s website at www.remarkmedia.com.

About Aspire Capital Fund, LLC
Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

EXHIBIT 99.1

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Media's Annual Report on Form 10-K and Remark Media's other filings with the SEC. Any forward-looking statements reflect Remark Media's current views with respect to future events, are based on assumptions and are subject to risks and uncertainties.  Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Media's estimates and assumptions only as of the date hereof.  Except as required by law, Remark Media undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Investor Contact:
Douglas Osrow
Remark Media, Inc.
dosrow@remarkmedia.com
702-701-9514 ext. 3025

Investor Relations Contact:
Becky Herrick/ Kirsten Chapman
LHA Investor Relations
remarkmedia@lhai.com
415-433-3777